NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
SERIES E PREFERRED STOCK

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Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

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          New World Coffee - Manhattan Bagel, Inc. (the "Corporation") certifies that pursuant to the authority contained in Article 4 of its Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of the Corporation's Preferred Stock, $0.001 par value, designated as Series E Convertible Preferred Stock:

          RESOLVED, that a series of Preferred Stock, $0.001 par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          Designation and Amount. There is hereby established a series of the Preferred Stock designated "Series E Preferred Stock" (herein referred to as "Series E Preferred Stock"), consisting of 15,000 shares and having the relative rights, designations, preferences, qualifications, privileges, limitations, and restrictions applicable thereto as follows:

          1.   Dividends.

                (a)   The holders of shares of Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation and pari passu with the holders of shares of all other classes of Preferred Stock of the Corporation then outstanding, cumulative dividends payable semi-annually, on the _____ day of ______ and ________ in each year commencing on __________________, with dividends for partial periods based on the dates of issuance and redemption accruing pro rata. Such dividends shall be paid at the rate of $150.00 per share per annum, payable each semi-annual period as $75.00 in payment-in-kind Series E Preferred Stock valued at the Liquidation Preference set forth below; and provided that to the extent that the Corporation has insufficient available surplus to declare the payment-in-kind dividend, the Board of Directors of the Corporation shall undertake to use its best efforts to increase the available surplus and thereafter shall immediately declare such dividend, and provided further that, commencing ____________, ____, the dividend payable hereunder on each share of Series E Preferred Stock shall increase by an amount equal to two (2%) percent of the Liquidation Preference during each six months commencing ______________. Dividends on the Series E Preferred Stock shall be cumulative so that if, for any dividend accrual period, dividends at the rate hereinabove specified are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate, and shall be added to the dividends payable for subsequent dividend accrual periods. Each issued and outstanding share of Series E Preferred Stock shall entitle the holder of record thereof to receive an equal proportion of said dividends (adjusted for issuance dates).

          2.   Liquidation Preference.

                (a)   In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive, on a pro rata basis, such amount, paid prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other junior class or series of stock by reason of their ownership thereof, an amount equal to $1,000 per share of Series E Preferred Stock then outstanding ("Liquidation Preference") (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares for each share of Series E Preferred Stock then held by them. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series E Preferred Stock shall rank at least pari passu with any security existing or hereinafter created with respect to rights on liquidation including, without limitation, any other class of the Corporation's Preferred Stock then outstanding ("Parity Stock") whether existing or hereinafter created. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to the holders of the Series E Preferred Stock and of any Parity Stock the full amounts to which they otherwise would be entitled, the holders of Series E Preferred Stock and such Parity Stock shall share ratably in any distribution of the entire assets and funds of the Corporation legally available for distribution pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series E Preferred Stock and such Parity Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

                (b)   Upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each, and the holders of Series E Preferred Stock shall not be entitled to participate in such distribution.

                (c)   For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) a sale of all or substantially all of the assets of the Corporation or (B) any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Corporation on a combined basis.

                (d)   The Corporation shall not issue any Preferred Stock having a liquidation preference senior to the Series E Preferred Stock.

          3.   Voting Rights.

                (a)    Holders, except as otherwise required under the laws of the State of Delaware, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                (b)    In any case in which the Holders shall be entitled to vote pursuant to the laws of the State of Delaware, each Holder shall be entitled to one vote for each share of Series E Preferred Stock held.

          4.   No Reissuance of Series E Preferred Stock. No share or shares of Series E Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such reacquired shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

          5.   Redemption of shares.

                (a)   Optional Redemption.

                       (i)   The issued and outstanding shares of Series E Preferred Stock may be redeemed at the election of the Corporation, as a whole or from time to time in part, at any time ("Optional Redemption Date") on not less than 5 nor more than 60 days' prior notice, for an amount equal to 100% of the liquidation value of the shares, plus all accrued or declared but unpaid dividends, if any, to the date of redemption (the "Redemption Price").

                      (ii)   If less than all the shares are to be redeemed, the particular shares to be redeemed will be determined on a pro rata basis among the Investors. If less than all of the shares are to be redeemed, the Redemption Notice that relates to such shares shall state the portion of the shares to be redeemed. A new Series E Preferred Stock certificate representing the unredeemed shares will be issued in the name of the holder thereof upon cancellation of the original certificate for Series E Preferred Stock and, unless the Corporation fails to pay the Redemption Price on the Redemption Date, after the Redemption Date dividends will cease to accrue on the shares called for redemption.

                (b)   Mandatory Redemption. The Corporation shall redeem all outstanding shares (subject to the legal availability of funds therefor and to the extent they are not available, the Corporation will use all reasonable efforts to remedy the lack of such funds) on the third Anniversary of the date of this Agreement (the "Mandatory Redemption Date" and together with the "Optional Redemption Date", the "Redemption Date"), at the Redemption Price. In the event the Company fails to redeem all outstanding shares of Series E Preferred Stock by the Mandatory Redemption Date, and for so long as such failure continues, the Holders of all outstanding shares of Series E Preferred Stock shall have the right to designate fifty (50%) percent of the Corporation's Board of Directors (the "Greenlight Designees"). The Greenlight Designees shall abstain from any actions of the Corporation's Board of Directors taken to cause the Corporation to remedy such failure to redeem. The Greenlight Designees shall resign from the Board of Directors at the time such failure to redeem is remedied.

                (c)   Procedure for Redemption. (i) Not more than 60 and not less then 5 days prior to any Optional Redemption Date, and as soon as practical prior to the Mandatory Redemption Date, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the shares at such Holder's address as the same appears on the stock register of the Corporation. The Redemption Notice shall state:

                            (A)  the Redemption Price;

                            (B)  whether all or less than all of the outstanding shares are to be redeemed and the total number of shares being redeemed;

                            (C)  the number of shares held by the Holder that the Corporation intends to redeem;

                            (D)  the Redemption Date;

                            (E)  that the Holder is to surrender to the Corporation, at the place or places designated in such Redemption Notice, its certificates representing the shares to be redeemed;

                            (F)  that dividends on the shares to be redeemed shall cease to accrue on such
                Redemption Date unless the Corporation defaults in the payment of the Redemption
                Price; and

                            (G)  the name of any bank or trust Corporation performing the duties referred to in subsection (c)(iv) below.

                      (ii)   On or before the Redemption Date, each Holder of shares to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                     (iii)   Unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the shares called for redemption shall cease to accrue on the Redemption Date, and the holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest.

                      (iv)   If a Redemption Notice shall have been duly given or if the Corporation shall have given to the bank or trust Corporation hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with such bank or trust Corporation in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust Corporation at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust Corporation shall be organized and in good standing under the laws of the United States of America, and shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment hereof.

          6.   Counterparts. This Certificate may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures hereto were upon the same instrument.

          IN WITNESS WHEREOF, the Corporation has executed this Certificate of Designation to be prepared and executed by the officers named below as of this ____ day of December, 2000.

R. RAMIN KAMFAR _______________________________________ Name: R. Ramin Kamfar Title: Chief Executive Officer

JEROLD E. NOVAK _______________________________________ Name: Jerold E. Novak Title: Secretary